Exhibit 99.1
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MEDIA CONTACT:	INVESTOR CONTACT:
Kimberly Kuo	Scott Anthony
Senior Vice President Public Affairs, Communications & Communities	Executive Vice President & Chief Financial Officer
Kimberly.Kuo@ cokeconsolidated.com	Scott.Anthony@ cokeconsolidated.com
(704) 557-4584	(704) 557-4633

Coca-Cola Consolidated Reports First Quarter 2020 Results

First quarter 2020 net sales grew 6.4% versus the first quarter of 2019, with physical case volume up 6.1% for the quarter(a).

Gross profit increased $16.0 million, or 4.1%, in the first quarter of 2020. Lower gross margins during the quarter reflect a substantial shift in the last three weeks of March 2020 away from small stores and on-premise outlets to larger retail stores.

First quarter 2020 income from operations was $32.8 million, up $12.7 million. On an adjusted(b) basis, income from operations increased $16.0 million.

Key Results

	First Quarter
(in millions, except per share data)	2020	2019	Change
Physical case volume	83.0	78.2	6.1%
Net sales	$1,173.0	$1,102.9	6.4%
Gross profit	$405.3	$389.3	4.1%
Gross margin	34.6%	35.3%
Income from operations	$32.8	$20.2	62.9%
Basic net income (loss) per share	$1.56	$(0.73)	$2.29

Bottle/Can Sales	First Quarter
(in millions)	2020	2019	Change
Sparkling beverages	$631.1	$595.4	6.0%
Still beverages	$373.3	$338.1	10.4%

First Quarter 2020 Review

CHARLOTTE, May 5, 2020 – Coca-Cola Consolidated, Inc. (NASDAQ:COKE) today reported operating results for the first quarter ended March 29, 2020.

“This is a challenging time for our country and our local communities as we all respond to the COVID-19 pandemic. I am especially proud of our teammates throughout our territory for their unwavering focus on serving our customers and consumers during this difficult period,” said J. Frank Harrison, III, Chairman and Chief Executive Officer. “We are actively adjusting our operations to meet the changing schedules and needs of our customers while remaining focused on the health and well-being of our teammates and their families.”

Revenue grew 6.4% in the first quarter of 2020, primarily due to an increase in physical case volume of 6.1%. Volume growth was strong in both Sparkling and Still categories as we introduced Coca-Cola line extensions and new products such as Coke Energy, AHA and enhanced waters. Volume growth was particularly strong in the last three weeks of the quarter as consumers prepared for COVID-19-related stay-at-home orders which shifted consumer buying patterns to take home multi-serve packages sold in larger retail stores. We estimate approximately two-thirds of our first quarter 2020 volume growth is attributable to heavy increases in demand during the last three weeks of March. Revenue from our bottle/can Sparkling beverages increased 6.0% in the first quarter of 2020, driven primarily by volume growth and price realization within this category. Revenue from our Still beverages grew 10.4% in the first quarter of 2020, related to the successful introduction of AHA, Coke Energy and continued strong BodyArmor performance.

“Our first quarter business results were strong as we started the year with a substantial number of new products and innovation from our brand partners. Our teammates did an outstanding job bringing these new products to market and the positive consumer response enabled us to drive higher volume, revenue and profit growth in the first quarter,” said Dave Katz, President and Chief Operating Officer.

Gross profit increased $16.0 million, or 4.1%, in the first quarter of 2020, driven by higher volumes, while gross margin decreased 70 basis points to 34.6% due to the shift in our product mix away from single-serve sales and towards take home multi-serve sales. On an adjusted(b) basis, gross profit grew $22.1 million, or 5.7%, and gross margin decreased 20 basis points. We continue to focus on price realization and margin improvement across our portfolio. However, the higher growth rates for Still products, which generally have lower gross margins than Sparkling products, continue to put pressure on our overall gross margin. We estimate the shift in consumer buying patterns in the last three weeks of the quarter impacted our gross margin by approximately 20 basis points.

Selling, delivery and administrative (“SD&A”) expenses in the first quarter of 2020 increased $3.3 million, or 0.9%. SD&A expenses as a percentage of net sales decreased 170 basis points in the first quarter of 2020. Adjusted(b) SD&A expenses in the first quarter of 2020 increased $6.1 million, or 1.7%. The substantial improvement in SD&A expenses as a percentage of net sales relates to our ability to leverage our operating model during such a period of strong revenue growth along with diligent management of our variable operating expenses.

Income from operations in the first quarter of 2020 was $32.8 million, compared to $20.2 million in the first quarter of 2019, an increase of 62.9%. Adjusted(b) income from operations in the first quarter of 2020 was $36.8 million, an increase of 77.3%.

“Our first quarter results benefited from heavy consumer demand for our take home packages as demand shifted from small stores and on-premise outlets to larger retail stores,” Mr. Katz continued. “While this was a benefit to our first quarter results, we recognize that consumer buying patterns and demand are highly volatile in the current environment and will likely have a negative financial impact on our second quarter results and potentially impact future quarters as well. We are fortunate to be a Coca-Cola bottler which enables us to serve our customers during this incredibly difficult time and I am thankful for the hard work and dedication our teammates demonstrate every day across our territory.”

Net income in the first quarter of 2020 was $14.7 million, compared to a net loss of $6.8 million in the first quarter of 2019, an improvement of $21.5 million.

Cash flows provided by operations for the first quarter of 2020 were $32.3 million, compared to $5.6 million for the first quarter of 2019. Improved cash generation continues to be a key management focus area as we continue to work to improve our profitability and further strengthen our balance sheet.

COVID-19 Impact

While our volume and revenue growth were strong in the first quarter, sales trends slowed dramatically in the month of April 2020 as our business felt the full impact of local stay-at-home orders and the closing of non-essential businesses. Consumer buying patterns have shifted away from single-serve purchases in small stores and on-premise outlets to purchases of take home multi-serve packages in larger retail stores. The combination of this mix shift and lower overall volume is expected to have a significant impact on our sales for the full year. However, it is difficult to estimate the full financial impact of these changes given the uncertainly around a number of factors, including the duration of these stay-at-home orders, the pace that on-premise outlets and other accounts will fully reopen in the future and the willingness of consumers to return to these venues and to their prior purchasing behavior. We believe we can offset a portion of this sales shortfall with lower commodity costs, tight controls of discretionary spending and adjustments to our operating model to lower our overall expenses. These adjustments include the recent furlough of 700 of our teammates in April. We will continue to evaluate additional actions to lower expenses depending on the duration and the severity of the business slowdown, while maintaining our focus on taking appropriate actions to help protect the health and safety of our teammates and customers during this pandemic. We are also reducing our planned capital spending for the year to maintain cash flows in the current environment. For further detail on the Company's COVID-19 health and safety actions, refer to Management's Discussion and Analysis of Financial Condition and Results of Operations within the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2020.

(a) All comparisons are to the corresponding period in the prior year unless specified otherwise.
(b) The discussion of the results for the first quarter ended March 29, 2020 includes selected non-GAAP financial information, such as “adjusted” results. The schedules in this news release reconcile such non-GAAP financial measures to the most directly comparable GAAP financial measures.

About Coca-Cola Consolidated, Inc.
Coca-Cola Consolidated is the largest Coca-Cola bottler in the United States. Our Purpose is to honor God, serve others, pursue excellence and grow profitably. For 118 years, we have been deeply committed to the consumers, customers and communities we serve and passionate about the broad portfolio of beverages and services we offer. We make, sell and deliver beverages of The Coca-Cola Company and other partner companies in more than 300 brands and flavors to approximately 66 million consumers in territories spanning 14 states and the District of Columbia. Headquartered in Charlotte, N.C., Coca-Cola Consolidated is traded on the NASDAQ Global Select Market under the symbol “COKE.” More information about the Company is available at www.cokeconsolidated.com. Follow Coca-Cola Consolidated on Facebook, Twitter, Instagram and LinkedIn.

Cautionary Information Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. The words “believe,” “expect,” “project,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. Factors that might cause Coca-Cola Consolidated’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: our inability to integrate the operations and employees acquired in system transformation transactions; lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in our top customer relationships; changes in public and consumer preferences related to nonalcoholic beverages, including concerns related to obesity and health concerns; unfavorable changes in the general economy; the impact of the COVID-19 pandemic; miscalculation of our need for infrastructure investment; our inability to meet requirements under beverage agreements; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; consolidation of raw material suppliers; incremental risks resulting from increased purchases of finished goods; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in the cost of labor and employment matters, product liability claims or product recalls; technology failures or cyberattacks; changes in interest rates; the impact of debt levels on operating flexibility and access to capital and credit markets; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; legislative changes affecting our distribution and packaging; adoption of significant product labeling or warning requirements; additional taxes resulting from tax audits; natural disasters and unfavorable weather; global climate change or legal or regulatory responses to such change; issues surrounding labor relations with unionized employees; bottler system disputes; our use of estimates and assumptions; changes in accounting standards; the impact of volatility in the financial markets on access to the credit markets; the impact of acquisitions or dispositions of bottlers by their franchisors; changes in the inputs used to calculate our acquisition related contingent consideration liability; and the concentration of our capital stock ownership. These and other factors are discussed in the Company’s regulatory filings with the Securities and Exchange Commission, including those in “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2019. The forward-looking statements contained in this news release speak only as of this date, and the Company does not assume any obligation to update them except as required by law.

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FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	First Quarter
(in thousands, except per share data)	2020	2019
Net sales	$1,173,021	$1,102,912
Cost of sales	767,726	713,604
Gross profit	405,295	389,308
Selling, delivery and administrative expenses	372,474	369,154
Income from operations	32,821	20,154
Interest expense, net	9,561	12,886
Other expense, net	2,298	15,851
Income (loss) before income taxes	20,962	(8,583)
Income tax expense (benefit)	5,361	(3,005)
Net income (loss)	15,601	(5,578)
Less: Net income attributable to noncontrolling interest	939	1,253
Net income (loss) attributable to Coca-Cola Consolidated, Inc.	$14,662	$(6,831)

Basic net income (loss) per share based on net income (loss) attributable to Coca-Cola Consolidated, Inc.:
Common Stock	$1.56	$(0.73)
Weighted average number of Common Stock shares outstanding	7,141	7,141

Class B Common Stock	$1.56	$(0.73)
Weighted average number of Class B Common Stock shares outstanding	2,232	2,219

Diluted net income (loss) per share based on net income (loss) attributable to Coca-Cola Consolidated, Inc.:
Common Stock	$1.55	$(0.73)
Weighted average number of Common Stock shares outstanding – assuming dilution	9,444	9,360

Class B Common Stock	$1.55	$(0.73)
Weighted average number of Class B Common Stock shares outstanding – assuming dilution	2,303	2,219

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	March 29, 2020	December 29, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$47,748	$9,614
Trade accounts receivable, net	454,706	419,770
Accounts receivable, other	98,815	105,505
Inventories	228,624	225,926
Prepaid expenses and other current assets	73,592	69,461
Total current assets	903,485	830,276
Property, plant and equipment, net	984,769	997,403
Right-of-use assets - operating leases	138,447	111,376
Leased property under financing leases, net	12,498	17,960
Other assets	106,433	113,269
Goodwill	165,903	165,903
Other identifiable intangible assets, net	884,208	890,739
Total assets	$3,195,743	$3,126,926

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of obligations under operating leases	$17,837	$15,024
Current portion of obligations under financing leases	5,099	9,403
Accounts payable and accrued expenses	585,054	597,768
Total current liabilities	607,990	622,195
Deferred income taxes	131,024	125,130
Pension and postretirement benefit obligations and other liabilities	771,683	783,397
Noncurrent portion of obligations under operating leases	124,698	97,765
Noncurrent portion of obligations under financing leases	13,436	17,403
Long-term debt	1,082,589	1,029,920
Total liabilities	2,731,420	2,675,810

Equity:
Stockholders’ equity	359,220	346,952
Noncontrolling interest	105,103	104,164
Total liabilities and equity	$3,195,743	$3,126,926

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	First Quarter
(in thousands)	2020	2019
Cash Flows from Operating Activities:
Net income (loss)	$15,601	$(5,578)
Depreciation expense, amortization of intangible assets and deferred proceeds, net	43,559	45,772
Fair value adjustment of acquisition related contingent consideration	712	14,046
Deferred income taxes	5,910	(3,445)
Stock compensation expense	—	2,045
Change in assets and liabilities	(34,204)	(49,920)
Other	711	2,676
Net cash provided by operating activities	$32,289	$5,596

Cash Flows from Investing Activities:
Additions to property, plant and equipment	$(33,093)	$(29,315)
Other	765	(4,459)
Net cash used in investing activities	$(32,328)	$(33,774)

Cash Flows from Financing Activities:
Payments on revolving credit facility and term loan facility	$(132,500)	$(97,339)
Borrowings under revolving credit facility	185,000	131,339
Payments of acquisition related contingent consideration	(10,452)	(6,237)
Cash dividends paid	(2,344)	(2,339)
Principal payments on financing obligations	(1,485)	(2,114)
Debt issuance fees	(46)	(183)
Net cash provided by financing activities	$38,173	$23,127

Net increase (decrease) in cash during period	$38,134	$(5,051)
Cash at beginning of period	9,614	13,548
Cash at end of period	$47,748	$8,497

NON-GAAP FINANCIAL MEASURES(c) The following tables reconcile reported results (GAAP) to adjusted results (non-GAAP):

	First Quarter 2020
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income (loss) before income taxes	Net income (loss)	Basic net income (loss) per share
Reported results (GAAP)	$405,295	$372,474	$32,821	$20,962	$14,662	$1.56
Fair value adjustment of acquisition related contingent consideration	—	—	—	712	535	0.06
Fair value adjustments for commodity hedges	1,536	(2,329)	3,865	3,865	2,906	0.31
Supply chain and asset optimization	648	571	77	77	58	0.01
Other tax adjustments	—	—	—	—	(171)	(0.02)
Total reconciling items	2,184	(1,758)	3,942	4,654	3,328	0.36
Adjusted results (non-GAAP)	$407,479	$370,716	$36,763	$25,616	$17,990	$1.92

	First Quarter 2019
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income (loss) before income taxes	Net income (loss)	Basic net income (loss) per share
Reported results (GAAP)	$389,308	$369,154	$20,154	$(8,583)	$(6,831)	$(0.73)
System transformation expenses	—	(4,730)	4,730	4,730	3,557	0.38
Fair value adjustment of acquisition related contingent consideration	—	—	—	14,046	10,563	1.13
Fair value adjustments for commodity hedges	(3,905)	2,715	(6,620)	(6,620)	(4,978)	(0.53)
Capitalization threshold change for certain assets	—	(2,476)	2,476	2,476	1,862	0.20
Other tax adjustments	—	—	—	—	(845)	(0.09)
Total reconciling items	(3,905)	(4,491)	586	14,632	10,159	1.09
Adjusted results (non-GAAP)	$385,403	$364,663	$20,740	$6,049	$3,328	$0.36

(c) The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing the Company’s ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The Company’s non-GAAP financial information does not represent a comprehensive basis of accounting.